Exhibit 23

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-103191, Form S-8 No. 333-103262, Form S-8 No. 333-44735, Form S-8 No. 333-53417, Form S-8 No. 333-93633, Form S-8 No. 333-30650, Form S-8 No. 333-37142, Form S-4 No. 333-50018, Form S-8 No. 333-74344, Form S-8 No. 333-74340, Form S-3 No. 333-99873, and Form S-3 No. 333-74564) of Hilb, Rogal and Hamilton Company and in the related Prospectuses of our report dated February 10, 2003, with respect to the consolidated financial statements and schedule of Hilb, Rogal and Hamilton Company included in this Annual Report (Form 10-K/A) for the year ended December 31, 2002.

/s/ Ernst & Young LLP

Richmond, Virginia

April 14, 2003